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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549

[_] Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    McCumber                        James                             L.
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        (Last)                      (First)                        (Middle)

                           7502 Plantation Bay Drive
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                                   (Street)

      Jacksonville,                 Florida                           32244
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol U.S. LABORITIES INC. (USLB)
                                             -----------------------------------

3.  IRS or Social Security Identification Number of Reporting Person
    (Voluntary)
                --------------

4.  Statement for Month/Year    May 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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COMMON STOCK          05/04/01     M             11,000        (A)       $  6.00                              D
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COMMON STOCK          05/04/01     S              5,000        (D)       $13.393          6,000               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
N0N-QUALIFIED
STOCK OPTIONS                      $6.00              05/04/01             M                                      5,000
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NON-QUALIFIED
STOCK OPTIONS                      $6.00              05/04/01             M                                      6,000
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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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                                                   Common
                              11/10/98  11/10/03    Stock     5,000                           0                (D)
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                                                   Common
                              01/21/01  01/21/06    Stock     6,000                           0                (D)
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Explanation of Responses:

       ** Intentional misstatements or omissions of facts constitute Federal     /s/ James McCumber                June 7, 2001
          Criminal Violations.                                                   -------------------------------  --------------
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              **Signature of Reporting Person        Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.